Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Agrium Pension Committee
Agrium Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-11254) on Form S-8 of Agrium Inc. of our report dated June 20, 2008 relating to the statement of net assets available for plan benefits of the Agrium U.S. Retail 401(k) Savings Plan as of December 31, 2007, which appears in the December 31, 2008 Annual Report on Form 11-K of the Agrium U.S. Retail 401(k) Savings Plan.
/s/ Gordon, Hughes & Banks, LLP
Greenwood Village, Colorado
June 25, 2009